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                                                                   Exhibit 23.8

February 6, 2003

                             CONSENT OF CANADIAN COUNSEL

         We hereby consent to the use of our name in the Registration Statement on Form S-1 and the Registration Statement on Form S-4 (the "Registration Statements") as counsel who has represented Grey Wolf Exploration Inc., an Alberta corporation, in connection with the issue and sale of Abraxas' 11-1/2% Secured Notes due 2007 (including specifically the reference contained under the caption "Enforceability of Civil Liabilities Against Foreign Persons") and to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.


                                           Yours very truly,

                                           /s/ OSLER, HOSKIN & HARCOURT LLP